PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(to prospectus dated December 15, 2021)	Registration No. 333-261034

190,726,638 Shares of Class A Common Stock Issuable Upon the Exchange of Paired Interests

3,967,362 shares of Class A Common Stock Issued Upon the Exchange of the Private Placement Warrants

32,500,000 Shares of Class A Common Stock issued in the PIPE Financing

5,184,300 Shares of Class A Common Stock Issued in Respect of Founder Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 15, 2021 (as supplemented from time to time, the “Prospectus”), with the information contained in the Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on December 22, 2021 (the “Form 8-K”), other than the information that was furnished and not filed with the SEC. Accordingly, we have attached the Form 8-K to this prospectus supplement. The Prospectus relates to the issuance by us, and the resale by the Selling Securityholders, of up to 190,726,638 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exchange of an equal number of Paired Interests. The Prospectus also relates to the resale by the Selling Securityholders of (i) 32,500,000 shares of Class A Common Stock issued in the PIPE Financing; (ii) 5,184,300 shares of Class A Common Stock issued to VPC Impact Acquisition Holdings Sponsor, LLC (the “Sponsor”) and certain of its affiliates that relate to securities acquired by them prior to the initial public offering; and (iii) 3,967,362 shares of Class A Common Stock issued to the Sponsor upon the exercise of the Private Placement Warrants. Unless otherwise defined, capitalized terms have the meanings ascribed to them under the heading “Explanatory Note” in the Prospectus.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “BKKT” and our warrants to purchase Class A Common Stock (the “Warrants”) are listed on NYSE under the symbol “BKKT WS.” On December 20, 2021, the last quoted sale price for our Class A Common Stock as reported on NYSE was $9.04 per share and the last quoted sale price for our Warrants as reported on NYSE was $3.01 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and have elected to comply with certain reduced public company reporting requirements for the Prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” of the Prospectus.

You should rely only on the information contained in the Prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 22, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2021

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 534-5849

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure under Item 5.02 of this current report on Form 8-K is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Adam White is departing as President of Bakkt Holdings, Inc. (the “Company”), effective as of December 31, 2021 (the “Separation Date”). Mr. White intends to pursue interests unrelated to the Company. However, following his separation, Mr. White will be available to the Company for strategic advice as needed.

The Company’s Chief Executive Officer, Gavin Michael, will assume the additional title of President following Mr. White’s separation.

In connection with Mr. White’s departure, Bakkt, LLC, a subsidiary of the Company (“Bakkt LLC”), (1) terminated its Letter Agreement with Mr. White, and (2) entered into a separation agreement and general release with Mr. White (the “Separation Agreement”), pursuant to which 2,744,373 paired interests, comprised of 2,744,373 common units of Bakkt Opco Holdings, LLC and 2,744,373 shares of Class V common stock of the Company (“Paired Interests”), were deemed vested as of October 15, 2021. Under the Separation Agreement, the remainder of Paired Interests issued to Mr. White will be forfeited as of the Separation Date. The Separation Agreement also provides for, among other standard provisions, (i) a general release of claims against the Company, its affiliates, assets and representatives, and (ii) an obligation to cooperate with the Company in transitioning Mr. White’s duties and responsibilities. The foregoing description is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated as of December 20, 2021, between Adam White and Bakkt, LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 22, 2021

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio General Counsel and Secretary
Title: